Exhibit 3.6

AMERICAN BAR ASSOCIATION MEMBERS/NORTHERN TRUST

COLLECTIVE TRUST

TENTH AMENDED AND RESTATED FUND DECLARATION

INTERNATIONAL ALL CAP EQUITY FUND

Pursuant to Sections 3.03 and 7.01 of the Declaration of Trust, as amended and restated effective July 1, 2010 (the “Declaration of Trust”), which authorizes Northern Trust Investments, N.A., as successor trustee (the “Trustee”) of the American Bar Association Members/Northern Trust Collective Trust (the “Collective Trust”), to amend the Fund Declarations of the investment funds established under the Collective Trust, effective as of July 1, 2010, the Trustee hereby amends and restates the Fund Declaration dated December 22, 2009 of the International All Cap Equity Fund, an investment fund established under the Collective Trust (the “Fund”). The provisions of the Declaration of Trust are incorporated herein by reference. In addition, the Trustee agrees and declares that it will hold, administer and deal with all money and property received or purchased by it as Trustee of the Collective Trust on behalf of the Fund subject to the additional terms and conditions set forth in this Fund Declaration. Capitalized terms used and not otherwise defined herein shall have the meanings set forth in the Declaration of Trust.

1. Investment Objective. The Fund’s investment objective is to provide long-term capital appreciation through a diversified portfolio of primarily non-U.S. equity securities. Any income received is incidental to this objective. The Fund seeks to achieve, over an extended period of time, total returns comparable to or superior to broad measures of the international (non-U.S.) stock market.

2. Investment Guidelines and Restrictions. The assets of the Fund will be invested primarily in common stocks of non-U.S. domiciled companies and in a variety of other equity-related securities, such as convertible securities, preferred stock and warrants of such foreign companies and may invest all or any portion of the assets of the Fund in accordance with Section 3.03(c) of the Declaration of Trust. The Trustee may also invest in non-equity securities, including foreign corporate and governmental debt securities (when considered consistent with the investment objective of the Fund). Under exceptional economic or market conditions abroad, the Trustee may temporarily invest all or a major portion of the assets of the Fund in obligations issued or guaranteed by the United States government or debt obligations of U.S. companies. The Trustee shall not invest more than 20% of the assets of the Fund in non-equity securities, except under the circumstances enumerated in Section 3.03(c) of the Declaration of Trust. Within this limitation, the Fund may maintain a small cash reserve, which may be invested in Short-Term Investment Products (as defined in the Prospectus of the Collective Trust from time to time in effect pursuant to which the Units of the Fund may be issued (the “Prospectus”)) or a collective investment fund maintained by the Trustee, its affiliates or other banks designed to replicate the Morgan Stanley Capital International All-Country World Ex-U.S. Index. The securities of non-U.S. companies may be held by the Fund directly or indirectly through American Depositary Receipts, Global Depository Receipts or European Depositary Receipts.

It is the intention of the Trustee not to cause the Fund to invest in derivative instruments, except to the extent set forth in the Prospectus. The Trustee may in the future modify such investment policy as it relates to the Fund.

The Fund will not, except as otherwise contemplated by the Prospectus:

(a) trade in foreign currency, except for transactions incidental to the settlement of purchases or sales of securities for the Fund and derivatives transactions in foreign currency to the extent permitted in the Prospectus;

(b) make an investment in order to exercise control or management over a company;

(c) make short sales, unless the Fund has, by reason of ownership of other securities, the right to obtain securities of a kind and amount equivalent to the securities sold, which right will continue so long as the Fund is in a short position;

(d) issue senior securities or trade in commodities or commodity contracts, other than options or futures contracts (including options on futures contracts) with respect to securities or securities indices, and except as described in the Prospectus;

(e) write uncovered options;

(f) purchase real estate or mortgages, provided that the Fund may buy shares of real estate investment trusts listed on U.S. stock exchanges and may buy shares of comparable real estate investment vehicles traded on established foreign exchanges if such purchases are consistent with the investment objective and restrictions set forth in this Fund Declaration;

(g) invest in securities of registered investment companies;

(h) invest in oil, gas or mineral leases;

(i) purchase any security on margin or borrow money, except for short-term credit necessary for clearance of securities transactions;

(j) make loans, except by (i) the purchase of marketable bonds, debentures, commercial paper and similar marketable evidences of indebtedness, (ii) engaging in repurchase agreement transactions and (iii) making loans of portfolio securities; or

(k) underwrite the securities of any issuer.

The Trustee intends to operate the Fund as a “qualifying entity” pursuant to Regulation 4.5 of the Commodity Exchange Act.

3. Initial Value of Units of the Fund. The initial value of a Unit of the Fund was $15.00 on September 5, 1995.

4. Restrictions on Withdrawal and Transfer. Participants may make not more than one transfer into the Fund within any 45 calendar day period. Subject to the Declaration of Trust or as otherwise disclosed in the Prospectus or any supplement thereto, there are no restrictions on a Participant’s ability to make transfers out of the Fund on any Business Day.

5. Fees. For services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company will be entitled to receive compensation in the amounts and at the times set forth in Schedule A attached hereto. For so long as the assets of the Fund are invested directly or indirectly in a short term cash-equivalent collective investment fund maintained by the Trustee or its affiliates, the Trustee and/or such affiliates will be entitled to receive compensation in the amount set forth in Schedule B attached hereto.

6. Investment Advisors. The Trustee retains the right to appoint Investment Advisors to assist the Trustee in managing the assets of the Fund. Any such Investment Advisors shall be designated from time to time in Schedule C attached hereto, and the Trustee shall enter into investment advisory agreements with such Investment Advisors setting forth the terms and conditions (including any volume or percentage limitations applicable to types, categories or classes of securities) under which any such Investment Advisors will advise and make recommendations to the Trustee and the compensation to be paid to such Investment Advisors.

7. Conflicts. In the event of a conflict between the terms of this document and the Declaration of Trust, the Declaration of Trust shall control unless the Declaration of Trust specifically permits the Trustee to vary the particular provision set forth therein.

IN WITNESS WHEREOF, NORTHERN TRUST INVESTMENTS, N.A. has caused its name to be signed to this Tenth Amended and Restated Fund Declaration for the International All Cap Equity Fund by its proper officer as of June 24, 2010.

NORTHERN TRUST INVESTMENTS, N.A.

By:	/s/ Thomas R. Benzmiller
Name:	Thomas R. Benzmiller
Title:	Senior Vice President

INTERNATIONAL ALL CAP EQUITY FUND

TENTH AMENDED AND RESTATED FUND DECLARATION

SCHEDULE A

Effective as of July 1, 2010, for services rendered by the Trustee to or on behalf of the Fund, The Northern Trust Company (“Northern Trust”) shall be entitled to receive, with respect to the assets of the Funds (including for this purpose the Balanced Fund prior to its termination), a Trust, Management and Administration fee, charged at the annual rates as set forth below, which will accrue on a daily basis and will be paid monthly from the respective assets of the Funds, provided that such fee shall be reduced by the amount of any fee received by Northern Trust (which for these purposes shall not exceed the amount set forth below), other than the fees expressly provided for in the Fund Declaration of such Fund, including but not limited to those set forth in this Schedule A, on account of the investment of any assets of such Fund in any collective investment fund maintained by Northern Trust or its affiliates:

Aggregate Value of Assets of the Funds (excluding for this purpose assets of a Fund attributable to direct holdings of Units in another Fund and excluding the Retirement Date Funds)	Rate
First $1.0 billion	.115%
Next $2 billion	.080%
Over $3 billion	.065%

SCHEDULE B

INTERNATIONAL ALL CAP EQUITY FUND

TENTH AMENDED AND RESTATED FUND DECLARATION

For investment management services rendered with respect to the cash management portion of the Fund invested in short term cash-equivalent collective investment funds maintained by the Trustee or its affiliates, such funds shall be entitled to receive an investment management fee at an annual rate of .15% of the assets of such portion of the Fund.

SCHEDULE C

INTERNATIONAL ALL CAP EQUITY FUND

TENTH AMENDED AND RESTATED FUND DECLARATION

The Trustee has entered into an Investment Advisor Agreement for respective portions of the assets of the Fund with each of the Investment Advisors listed below, and these Investment Advisors will be entitled to payment of compensation as specified therein.

Investment Advisors:

•	Altrinsic Global Advisors, LLC

•	Eagle Global Advisors LLC

•	First State Investments International Limited

•	Martin Currie Inc.

•	LSV Asset Management

•	State Street Bank and Trust Company